Exhibit 99.1

Longs Drugs Reports Preliminary April & First Quarter Sales

Company Schedules May 19 Release of 1st Quarter Results

WALNUT CREEK, CA (May 9, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $343.3 million for the four-week period ended May 1, 2003, a 2.8% increase over sales of $334.1 million in the comparable period a year ago. Pharmacy sales were 46.1% of total drug store sales compared to 46.3% a year ago.

Preliminary April same-store sales increased 0.3% over the comparable period last year. Pharmacy same-store sales decreased 0.2% and front-end same-store sales increased 0.8%.  The company estimated that pharmacy same-store sales in April were negatively impacted by approximately 200 basis points due to generic substitutions for higher-priced name-brand drugs.

April sales were positively impacted by the shift from a March Easter last year to an April Easter this year (March 31 last year compared to April 20 this year).

Preliminary total sales for the 13 weeks ended May 1, 2003 were $1.10 billion, or a 1.2% increase over sales of $1.09 billion in the comparable period last year. Pharmacy sales were 46.9% of total drug store sales in the period compared to 45.9% a year ago.  Same-store sales decreased 0.8%, with pharmacy same-store sales rising 1.8% and front-end same-store sales decreasing 2.9%.

Longs is scheduled to announce its results for the first quarter of fiscal 2004 on Monday, May 19, and has scheduled a conference call for 4:30 p.m. ET/1:30 p.m. PT to discuss its performance. Longs will webcast the call via its www.longs.com website and via PRNewswire’s Multimedia function at www.prnewswire.com. Links to the live audio webcast will be available on Longs’ website on both the home page and the Investor Events Calendar, along with PRNewswire’s website via the conference call list. Both sites allow visitors to download the necessary software to access the webcast. Following the call, the webcast archive can be accessed through June 2, utilizing the link on the Investor Events Calendar at www.longs.com or via PRNewswire’s Multimedia News feature. A telephonic replay of the conference call will also be available through June 2 at 719-457-0820, code number 151470.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation (NYSE:LDG) is one of the leading drug store chains in North America, with annual sales per store of approximately $10 million. Longs operates 461 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.